Project Angel | June 14, 2011

Preliminary Draft - Confidential

HOULIHAN LOKEY

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Table of Contents

Disclaimer

The following discussion materials, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "materials"), are provided solely for the information of Angelo, Gordon & Co. ("Angelo, Gordon") by Houlihan Lokey in connection with Angelo, Gordon's consideration of a potential transaction (the "Transaction") involving the company codenamed Angel ("Angel"). This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey's engagement letter. The materials were prepared for specific persons familiar with the business and affairs of Angel for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither Angelo, Gordon nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than Angelo, Gordon. The materials are provided on a confidential basis solely for the information of Angelo, Gordon and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey's express prior written consent.

Notwithstanding any other provision herein, Angelo, Gordon (and each employee, representative or other agent of Angelo, Gordon may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to Angelo, Gordon relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If Angelo, Gordon plans to disclose information pursuant to the first sentence of this paragraph, Angelo, Gordon shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey's prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey's role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of Angelo, Gordon. Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey's engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of Angelo, Gordon or any other party to proceed with or effect the Transaction. The materials do not constitute any opinion, nor do the materials constitute a recommendation to Angelo, Gordon or any other party as to how to act with respect to any matter relating to the Transaction or whether to buy or sell any assets or securities of any company. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.

The analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Angel or any other party and has no obligation to evaluate the solvency of Angel or any other party under any law.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials were prepared or derived from public sources and discussions with Angelo, Gordon and involve numerous and significant subjective determinations. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has assumed that any budgets, projections or estimates obtained from public sources and discussions with Angelo, Gordon represent reasonable estimates. Houlihan Lokey expresses no opinion with respect to any budgets, projections or estimates included in the materials or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with Angelo, Gordon (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of Angelo, Gordon that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Angel or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses.

The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey's affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory services to clients. Houlihan Lokey's personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey's or its affiliates' proprietary interests may conflict with the Angelo, Gordon's interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise companies mentioned in the materials.

Public Company Observations

Public Company Observations

Angel Recent Stock Price Performance


Closing Stock Price (US $)
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$-
10/5/10
11/4/10
12/4/10
1/3/11
2/2/11
3/4/11
4/3/11
5/3/11
6/2/11
10/5/2010: NYSE commences suspension procedures
11/1/2010: Elect not to make interest payment on 5.25% convertible senior notes due to 2025
12/10/2010: Report fiscal 2011 third quarter results
12/31/2010: Complete debt-to-equity exchange offer
1/31/2011: Announce plan for reverse stock split
3/15/2011: Announce completion of reverse stock split
5/2/2011: Report fiscal 2011 fourth quarter and full year results
6/8/2011: Report fiscal 2012 first quarter results

Source: Capital IQ

Trading and Valuation Snapshot

Angel Market Trading Indications

(figures in millions, except per share and daily trading data)

Trading Snapshot			
Stock Price as of 6/13/2011 (1)	$8.00	90-day Average Daily Trading Volume (1)	5,620
Fully Diluted Shares Outstanding (2)	15.2	% of Total Public Float (1)	0.2%
Market Value of Equity	**$121.6**	90-day Average Daily Trading Value (1)	$46,140
Add: Total Debt (2)	61.6	Analyst Coverage (3)	0
Less: Cash and Marketable Securities (2)	5.5		
Enterprise Value from Operations	**$177.8**	Total Public Float	
		% of Total Shares Outstanding (3)	16.2%

EV from Operations / EBITDA Multiples

Representative Level	LTM(4/30/2011) (1)(4)	FY2012 (4)(5)(6)	FY2013 (4)(5)(6)
Adjusted EBITDA	$17.4	$24.6	$33.7
Company Multiples			
Company Actuals & Projections	10.2x	7.2x	5.3x
Peer Multiples			
Median	7.4x	7.1x	6.1x
Mean	8.1x	6.6x	5.5x

(1) CapitalIQ
(2) SEC Filings; excludes value of NOLs and any other non-interest bearing balance sheet liabilities
(3) Bloomberg
(4) Analyst Reports - calendarized; Angel Fiscal Year ends January 31,
(5) Shareholder Estimates
(6) Fiscal Year end January 31 - peer multiples correlate to calendar year end December 31, 2011 and 2012 periods

Shareholder Overview

Shareholder	Beneficial Ownership	Percentage of Class
Institutions		
Angelo, Gordon & Co.	9,857,990	64.9%
Bruce & Co.	1,660,652	10.9%
Swiss Re Financial Products	1,221,254	8.0%
Subtotal	12,739,896	83.8%
RBF LLC	249,262	1.6%
Other	43,968	0.3%
Institutional Shares	13,033,126	85.8%
Insiders		
Jeffrey A. Graves	36,465	0.2%
Kevin P. Dowd	8,366	0.1%
Other Insiders	10,672	0.1%
Insiders Shares	55,503	0.4%
Retail		
Other Shares	2,110,245	13.9%
Total Shares	15,198,874	100.0%

Beneficial ownership and percentages held according to Form 14A Proxy, as of May 19, 2011

Historical VWAP Averages

Angel Historical Trading Levels (as of 6/13/2011, Current price $8.00)

	1-Day	10-Day	30-Day	60-Day	90-Day	6-Months
Weighted Average	$8.00	$8.28	$8.21	$8.21	$8.06	$7.35
High	$8.00	$8.35	$8.40	$8.60	$8.60	$9.80
Low	$8.00	$8.00	$7.60	$6.50	$5.00	$3.06
Intraday High	$8.25	$8.39	$8.40	$9.00	$9.80	$10.15
Intraday Low	$8.15	$8.00	$7.50	$6.50	$5.00	$2.68

Trading Analysis – Last Six Months


% of Total Volume for the Period
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
4.2%
2.5%
2.5%
9.2%
28.6%
50.4%
2.5%
$3.00-$4.00
$4.01-$5.00
$5.01-$6.00
$6.01-$7.00
$7.01-$8.00
$8.01-$9.00
$9.01-$10.00

Notes:
Intraday VWAPs based on trading activity between 9:30 am ET and 4:00 pm ET; historical averages reflect intraday averages.
Source: Bloomberg.

Trading Volume

90-day Average Daily Trading Volume as a Percentage of Public Float


3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2.61%
2.08%
1.21%
0.84%
0.64%
0.65%
0.57%
0.41%
0.29%
1.03%
0.65%
0.23%
Energy Conversion Devices, Inc.
GS Yuasa Corporation
Exide Technologies
Ultralife Corp.
Greatbatch, Inc.
EnerSys
Maxwell Technologies Inc.
Pulse Electronics Corporation
SL Industries Inc.
Mean
Median
Angel
Preliminary Draft - Confidential

Sources: Capital IQ; Bloomberg. – based on 90-day average trading activity as of 6/13/2011.

Trading and Float Data

Trading and Float Data

(in thousands)

	Average Daily Volume (1)	Public Float Estimate (2)	Primary Shares Outstanding (2)	Public Float/ Shares Outstanding	Avg. Daily Vol/ Public Float	Avg. Daily Vol/ Shares Out
EnerSys	322	49,385	50,219	98.3%	0.65%	0.64%
Exide Technologies	735	60,735	77,580	78.3%	1.21%	0.95%
Greatbatch, Inc.	147	22,888	23,304	98.2%	0.64%	0.63%
GS Yuasa Corporation	6,449	310,180	413,557	75.0%	2.08%	1.56%
Maxwell Technologies Inc.	150	26,157	27,949	93.6%	0.57%	0.54%
Pulse Electronics Corporation	158	38,911	41,600	93.5%	0.41%	0.38%
Energy Conversion Devices, Inc.	1,383	52,926	53,245	99.4%	2.61%	2.60%
SL Industries Inc.	10	3,546	4,509	78.6%	0.29%	0.23%
Ultralife Corp.	94	11,184	17,288	64.7%	0.84%	0.54%
High				99.4%	2.61%	2.60%
Mean				86.6%	1.03%	0.90%
Median				93.5%	0.65%	0.63%
Low				64.7%	0.29%	0.23%
Angel	**6**	**2,459**	**15,199**	**16.2%**	**0.23%**	**0.04%**

Footnotes:
(1) Source: Capital IQ – based on 90-day average trading activity as of 6/13/2011.
(2) Source: Bloomberg.

Preliminary Financial Analyses

Angel Representative Levels

(dollars in millions)

	Fiscal Year Ended January 31,								LTM	Projected Fiscal Year End[3]	
	2009	2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	2011	Q1 2012	4/30/2011	2012	2013
Reported Revenue	$365.5	$335.7	$84.7	$83.8	$87.6	$98.7	$354.8	$88.3	$358.4	$390.3	$413.7
Revenue Growth %	*5.6%*	*-8.2%*	*15.0%*	*1.7%*	*-3.9%*	*11.6%*	*5.7%*	*4.3%*	-	*10.0%*	*6.0%*
Less: Cost of Goods Sold	319.0	298.2	74.7	72.8	76.8	81.5	305.8	75.5	306.6	325.9	341.3
Gross Profit	$46.5	$37.5	$10.0	$11.0	$10.8	$17.2	$49.0	$12.8	$51.8	$64.4	$72.4
Gross Margin %	*12.7%*	*11.2%*	*11.8%*	*13.2%*	*12.3%*	*17.4%*	*13.8%*	*14.5%*	*14.5%*	*16.5%*	*17.5%*
Less: Selling, General & Administrative Expense	40.3	41.0	9.2	9.2	8.0	10.9	37.4	11.0	39.2	42.9	43.4
SG&A as a % of Revenue	*11.0%*	*12.2%*	*10.9%*	*11.0%*	*9.2%*	*11.1%*	*10.5%*	*12.5%*	*10.9%*	*11.0%*	*10.5%*
Less: Other Operating Expenses	8.3	7.6	1.8	61.6	3.3	2.1	68.7	1.6	68.6	8.2	7.9
Add: Depreciation & Amortization	11.1	10.7	2.6	2.6	2.5	2.6	10.3	2.6	10.2	11.4	12.6
Add: Adjustments[1]	1.3	0.0	0.0	60.0	1.8	0.5	62.3	0.6	62.9	0.0	0.0
Adjusted EBITDA[4]	$10.3	($0.4)	$1.5	$3.8	$3.5	$6.7	$15.9	$3.3	$17.4	$24.6	$33.7
EBITDA Margin %	*2.8%*	*-0.1%*	*1.8%*	*4.6%*	*4.0%*	*6.8%*	*4.5%*	*3.8%*	*4.9%*	*6.3%*	*8.1%*
Less: Depreciation & Amortization	11.1	10.7	2.6	2.6	2.5	2.6	10.3	2.6	10.2	11.4	12.6
Adjusted EBIT	($0.7)	($11.1)	($1.1)	$1.3	$1.0	$4.2	$5.7	$0.8	$7.2	$13.3	$21.1
EBIT Margin %	*-0.2%*	*-3.3%*	*-1.3%*	*1.5%*	*1.1%*	*4.2%*	*1.6%*	*0.9%*	*2.0%*	*3.4%*	*5.1%*
Less: Interest Expense, net	13.4	12.5	3.3	4.2	4.3	2.9	23.7	1.2	12.6	4.1	2.8
Adjusted Pre-tax Income	($14.1)	($23.6)	($4.3)	($2.9)	($3.3)	$1.3	($18.1)	($0.5)	($5.4)	$9.2	$18.3
Less: Taxes @ 40.0%	(5.6)	(9.4)	(1.8)	(1.2)	(1.3)	0.5	(7.2)	(0.2)	(2.2)	3.7	7.3
Adjusted Net Income	($8.5)	($14.1)	($2.7)	($1.8)	($2.0)	$0.8	($10.8)	($0.3)	($3.2)	$5.5	$11.0
Net Income Margin %	*-2.3%*	*-4.2%*	*-3.2%*	*-2.1%*	*-2.2%*	*0.8%*	*-3.1%*	*-0.3%*	*-0.9%*	*1.4%*	*2.7%*
Add: Depreciation & Amortization	11.1	10.7	2.6	2.6	2.5	2.6	10.3	2.6	10.2	11.4	12.6
Adjusted Cash Flow	$2.6	($3.4)	($0.1)	$0.8	$0.5	$3.3	($0.6)	$2.3	$7.0	$16.9	$23.6

1. Adjustments:

	2009	2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	2011	Q1 2012	LTM 4/30/2011	2012	2013
Goodwill impairment	0.0	0.0	0.0	60.0	0.0	0.0	60.0	0.0	60.0	0.0	0.0
Restructuring charges	1.3	0.0	0.0	0.0	1.8	0.5	2.3	0.6	2.9	0.0	0.0
Subtotal Adjustments	$1.3	$0.0	$0.0	$60.0	$1.8	$0.5	$62.3	$0.6	$62.9	$0.0	$0.0

2. Net of Cash & Cash Equivalents.
3. Projected Fiscal Year data derived by Houlihan Lokey based on, among other things, historical financial information in SEC filings, discussions with Angelo Gordon, and publicly available financial analysts' estimates for certain of the companies used in the Select Companies Analysis.
4. Adjusted EBITDA as reported in company press releases

CAGR refers to Compound Annual Growth Rate.

Sources: SEC filings and other public sources estimates.

Financial Analyses Summary


$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Price Per Share Value
$4.89
$3.75
$7.32
$5.70
$9.58
$7.36
$7.76
$5.47
$8.30
$6.62
$10.80
$10.00
Current Price (6/13/11): $8.00
Selected Companies Analysis
Selected Companies Analysis
Selected Companies Analysis
Selected Transactions Analysis
Discounted Cash Flow Analysis
Minority Squeeze-Out Analysis
7.5x - 8.5x LTM 4/30/2011 Adjusted EBITDA of $17.4 million
6.5x - 7.5x NFY 2012E EBITDA of $24.6 million
5.5x - 6.5x NFY+1 2013E EBITDA of $33.7 million
9.0x - 11.0x LTM 4/30/2011 Adjusted EBITDA of $17.4 million
Discount Rate: 14.0% - 16.0% Terminal Multiple 2016E EBITDA: 6.25x - 6.75x
25% - 35% Premium over current stock price

1. Based on 15.2 outstanding shares as of 5/27/11, per SEC filings.
2. Blue text represents Houlihan Lokey analytical perspectives

Financial Analyses Summary (Continued)

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis		Selected Companies Analysis		Selected Companies Analysis		Selected Transactions Analysis		Discounted Cash Flow Analysis	
	LTM ending 4/30/2011 Adjusted EBITDA		FY 2012E EBITDA[2]		FY 2013E EBITDA[2]		LTM ending 4/30/2011 Adjusted EBITDA			
Corresponding Base Amount	$17.4		$24.6		$33.7		$17.4			
Selected Multiples Range	7.5x	8.5x	6.5x	7.5x	5.5x	6.5x	9.0x	11.0x		
Implied Enterprise Value from Operations Reference Range	$130.5	$147.9	$160.1	$184.8	$185.4	$219.1	$156.62	$191.42	$174.2	$199.7
Add: Unrestricted Cash and Cash Equivalents as of input	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5	$5.5
Less: Other	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Implied Total Enterprise Value Reference Range	$136.0	$153.4	$165.6	$190.2	$190.8	$224.5	$162.1	$196.9	$179.7	$205.1
Less: Total Debt as of input	$61.6	$61.6	$61.6	$61.6	$61.6	$61.6	$61.6	$61.6	$61.6	$61.6
Operating Equity Value per Share	**$4.89**	**$6.04**	**$6.84**	**$8.46**	**$8.50**	**$10.72**	**$6.61**	**$8.90**	**$7.77**	**$9.44**
Less: Pension Obligation (tax-effected)	$21.0	$21.0	$21.0	$21.0	$21.0	$21.0	$21.0	$21.0	$21.0	$21.0
Plus: PV of NOLs	$9.9	$9.9	$9.9	$9.9	$9.9	$9.9	$9.9	$9.9	$9.9	$9.9
Less: Warranty Reserves (at 50%)	$3.8	$3.8	$3.8	$3.8	$3.8	$3.8	$3.8	$3.8	$3.8	$3.8
Less: Environmental Reserves	$2.4	$2.4	$2.4	$2.4	$2.4	$2.4	$2.4	$2.4	$2.4	$2.4
Implied Total Equity Value Reference Range	[illegible]	$74.4	$86.6	$111.2	$111.8	$145.6	$83.1	$117.9	$100.7	$126.1
Shares Outstanding[1]	15.2	15.2	15.2	15.2	15.2	15.2	15.2	15.2	15.2	15.2
Implied Per Share Reference Range	**$3.75**	**$4.89**	**$5.70**	**$7.32**	**$7.36**	**$9.58**	**$5.47**	**$7.76**	**$6.62**	**$8.30**

1. Based on 15.2 million outstanding shares as of 5/31/2011 per public filings
2. Fiscal Year Ending January 31
Sources: SEC filings and projected data derived by Houlihan Lokey based on, among other things, historic financial information in SEC filings, discussions with Angelo Gordon and publicly available financial analysts' estimates for certain of the companies used in the Select Companies Analysis in the which is denoted in blue text above.

Selected Companies Analysis

(dollars in millions)

Guideline Company	Share Price[1]	Equity Market Value[1,2]	Enterprise Value[1,2]	Enterprise Value to Adjusted EBITDA FYE	LTM	CY 2011E[3]	CY 2012E[3]
GS Yuasa Corporation	$6.36	$2,624.5	$3,095.1	8.2x	9.1x	7.6x	6.1x
EnerSys	31.30	1,566.4	1,713.3	7.3x	7.3x	6.7x	6.4x
Exide Technologies	6.95	565.1	1,377.2	5.2x	5.2x	5.4x	4.9x
Greatbatch, Inc.	26.28	622.6	794.1	7.2x	6.7x	7.2x	6.5x
Maxwell Technologies Inc.	14.09	396.1	368.8	NMF	NMF	NMF	NA
Pulse Electronics Corporation	4.29	176.2	237.5	6.9x	7.5x	NMF	6.2x
Energy Conversion Devices, Inc.	1.18	62.8	148.9	NMF	NMF	NMF	NMF
SL Industries Inc.	22.13	101.0	111.3	6.8x	5.8x	4.1x	3.8x
Ultralife Corp.	5.02	86.7	89.2	6.8x	14.4x	7.8x	4.0x
Low				5.2x	5.2x	4.1x	3.8x
High				8.2x	14.4x	7.8x	6.5x
Median				6.9x	7.3x	7.0x	6.1x
Mean				6.9x	8.0x	6.5x	5.4x
Angel	$8.00	$121.6	$177.8	11.2x	10.2x	7.2x	5.3x

1. Based on closing prices as of 6/13/11.
2. Based on reported diluted shares
3. Multiples based on forward looking financial information may have been calendarized to December 31.

Enterprise Value refers to equity market value + debt outstanding + preferred stock – cash and cash equivalents;
Exide Technologies includes $214.2 million underfunded pension obligation.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for certain non-recurring items.
FYE refers to the most recently completed fiscal year for which financial information has been made public.
LTM refers to the most recently completed twelve month period for which financial information has been made public.
CY 2011E refers to calendarized financial period ending December 31, 2011
CY 2012E refers to calendarized financial period ending December 31, 2012
NMF refers to not meaningful figure
NA refers to not available
Note: No company used in this analysis for comparative purposes is identical to the Company.
Sources: SEC filings, analyst research reports and consensus estimates

Selected Transactions

Announced Date	Target	Acquirer	Target Description	EV ($mm)	EV / Revenue	EV / EBITDA
April-11	Progressive Technologies, Inc.	Universal Power Group Inc.	Designs and manufactures industrial rechargeable battery packs for the original equipment manufacturers, medical, barcode, government/military, and hobby markets	3.3	-	-
March-11	Spectrum Control Inc.	API Technologies Corp.	Manufactures custom electronic components and systems for commercial aircraft, industrial controls, military/defense, medical equipment and industrial automation markets, as well as wireless commercial applications	262.3	1.6x	9.1x
March-11	Integral Drive Systems Ag	Woodward, Inc.	Develops power engineering and automation technology solutions for power supply and industry customers	16.0	1.1x	-
March-11	Battery Technology Group	TBS Engineering	Develops lead strip casters, rotary expander lines, and other related battery grid technology for lead-acid battery production	-	-	-
February-11	ABSL Power Solutions Limited	EnerSys	Designs and manufactures power and charging solutions for defense and civilian commercial markets, including batteries, fuel cells and chargers	-	-	-
January-11	Adaptive Materials, Inc.	Ultra Electronics plc	Manufactures fuel flexible solid oxide fuel cell systems, providing portable fuel cell systems convert fuels, such as propane into electrical energy	28.0	-	-
December-10	Technology Research Corp.	Coleman Cable, Inc.	Manufactures power management and control, intelligent battery systems technology, and electrical safety products to the consumer, commercial, and industrial markets	41.1	1.1x	10.9x
October-10	International Components Corporation	Nexergy, Inc.	Manufactures power solutions for portable applications, including rechargeable battery solutions, custom chargers, and docking stations, as well as power systems for custom, medical, and commercial power supplies	-	-	-
October-10	Radius Power BVBA	TVH Parts NV	Provides electronics for battery power	-	-	-
October-10	Cable Management Products Limited	Thomas & Betts Corp.	Manufacturing flexible conduit systems and electrical accessories for broad range of industrial and military markets	110.8	2.5x	-
September-10	Copperlogic, Inc.	Eaton Corporation	Offers industrial control products and other electrical components	-	-	-
September-10	Mastervolt International B.V.	Actuant Corporation	Manufactures AC transfer systems, alternators, batteries, battery chargers, battery isolators, battery terminals, cables, charge regulators, circuit breakers, inverters/chargers, DC distribution systems, and DC-DC converters	153.1	-	-
August-10	American Reliance, Inc.	Ametek Inc.	Manufactures and markets electronic loads and dc power supply solutions	-	-	-
March-10	Patco Electronics, Inc.	Technology Research Corp.	Designs and develops technology for battery management tools, offering battery management for lead acid batteries, higher current managers for larger batteries, and algorithms for the construction of lead acid batteries	6.4	1.1x	2.3x
January-10	Douglas Battery Manufacturing Company	EnerSys	Manufactures battery and charger systems, power systems, mixing batteries, and batteries for stationary needs	-	-	-
December-09	EaglePicher Technologies, LLC	OM Group Inc.	Manufactures power solutions for military and commercial customers in the United States and Europe, supplying batteries for missiles, submunitions, mines, sonobuoys, fuzes, and aerospace power backups	171.9	1.4x	-
November-09	Kokam America, Inc.	Dow Kokam LLC	Manufactures superior lithium polymer batteries (SLPBs) for industrial applications	-	-	-
October-09	Sanyo Energy Tottori Co Ltd. and Sanyo Energy Twicell Co.,Ltd. and part of Electrode Plates Business	FDK Corp.	Manufactures lithium batteries and electrode plates for nickel-cadmium batteries	70.3	-	-
September-09	Pure Energy Visions Inc.	PureEnergy Solutions, Inc.	Pure Energy Visions Inc. manufactures and markets batteries and electronic products	-	-	-
July-09	Acme Aerospace, Inc.	TransDigm Group Incorporated	Manufactures custom batteries and battery control electronic systems for military and commercial aircraft applications	40.7	2.1x	-
May-09	Uniross SA	Eveready Industries India Ltd.	Manufactures rechargeable batteries and battery chargers for consumer products and industrial applications	13.6	0.1x	-
April-09	Axeon Holdings Plc	Ironshield Capital Management LLP	Manufactures lithium-ion batteries and charging systems for automotive, industrial, leisure, and medical applications	-	-	-
November-08	Palladium Energy, Inc.	Marlin Equity Partners, LLC	Manufactures custom battery pack solutions for original equipment manufacturers	14.0	-	-
November-08	Mountain Power, Inc.	Exide Technologies	Manufactures rechargeable lithium-ion batteries, primarily for stationary and mobile applications	-	-	-
October-08	Enertech International, Inc.	EnerL, Inc.	Designs and manufactures lithium ion polymer batteries and rechargeable battery packs	59.3	1.6x	21.0x
July-08	Xantrex Technology Inc.	Schneider Electric S.A.	Provides advanced power electronic products and systems for the renewable and mobile power markets	484.7	1.7x	19.9x
February-08	Microporous Products	Daramic (Polypore International sub)	Manufactures rubber battery separators	79.9	-	-
December-07	Sure Power Industries, Inc.	Cooper Industries plc	Manufactures electronic power management and control systems for truck, heavy moving equipment, and bus industries, with products including trail chargers, electrical system analyzers, battery equalizers and power management products	-	-	-
Median				$51.2	1.5x	10.9x
Mean				$98.7	1.5x	13.0x

Discounted Cash Flow Analysis

(dollars in millions)

	Projected FYE January 31,				
	2012[1]	2013	2014	2015	2016
Revenue	$390.3	$413.7	$424.1	$434.7	$445.5
Revenue Growth %	*10.0%*	*6.0%*	*2.5%*	*2.5%*	*2.5%*
Less: Cost of Goods Sold	325.9	341.3	345.6	354.3	363.1
Less: Selling, General & Administrative	42.9	43.4	42.4	43.5	44.6
Less: Other Operating Expenses	8.2	7.9	7.6	7.4	7.1
EBIT	**$13.3**	**$21.1**	**$28.4**	**$29.6**	**$30.7**
EBIT Margin %	*3.4%*	*5.1%*	*6.7%*	*6.8%*	*6.9%*
Less: Taxes[2]	5.3	8.4	11.4	11.8	12.3
Unlevered Earnings	**$8.0**	**$12.7**	**$17.0**	**$17.7**	**$18.4**
Less: Capital Expenditures	11.7	12.4	12.7	13.0	13.4
Less: Change in Working Capital	1.5	3.8	0.8	1.1	1.1
Add: Depreciation and Amortization	11.4	12.6	12.7	13.0	13.4
Add: Other[3]	0.0	0.0	0.0	0.0	0.0
Total Net Investment	($1.8)	($3.7)	($0.8)	($1.1)	($1.1)
Net Unlevered Cash Flows	**$6.1**	**$9.0**	**$16.2**	**$16.7**	**$17.4**
Discount Period	0.50	1.50	2.50	3.50	4.50
Discount Factor @ 15.0%	0.93	0.81	0.71	0.61	0.53
Present Value of Net Unlevered Cash Flows	$5.7	$7.3	$11.5	$10.2	$9.3

DCF Assumptions	
Discount Rate	15.0%
Tax Rate	40.0%

Terminal Value Assumptions	
Terminal EBITDA 2016	$44.1
Terminal Multiple	6.5x
Terminal Value	**$286.7**
Discount Period	5.00
Discount Factor @ 15.0%	0.50
PV of Terminal Value	**$142.5**

Sensitivity Analysis: Enterprise Value

Discount Rate	Terminal Multiple: 6.00 x	6.25 x	6.50 x	6.75 x	7.00 x
13.0%	$189.8	$195.8	$201.7	$207.7	$213.7
14.0%	$182.3	$188.2	$193.9	$199.7	$205.4
15.0%	$175.5	$181.0	$186.5	$192.0	$197.5
16.0%	$168.9	$174.2	$179.4	$184.7	$189.9
17.0%	$162.7	$167.7	$172.7	$177.8	$182.8

Distribution of Value	
Period Cash Flow	23.6%
Terminal Cash Flow	76.4%
Total	100.0%

Implied Analyses	
LTM EBITDA Multiple	11.7x
NFY EBITDA Multiple	7.6x
Implied Long-Term Growth Rate[4]	8.4%

Selected Enterprise Value Range, on a Controlling Interest Basis	$174.2	--	$199.7

1. Represents a 12.0-month stub period.
2. Tax at 40.0%.
3. No other non-operating items factored into forecast.
4. Implied from corresponding discount rate and 2016 EBITDA multiple.

Note: Mid-year convention applied. Refer to WACC calculation in the Appendix for derivation of discount rate.

Source: Projected Fiscal Year data derived by Houlihan Lokey based on, among other things, historical financial information in SEC filings, discussions with Angelo Gordon, and publicly available financial analysts' estimates for certain of the companies used in the Select Companies Analysis.

Minority Squeeze-Out Transactions

Announced Date	Target	Transaction Value ($mm)	Remaining Percentage Acquired	Acquiror	Premium 1-Day	Premium 1-Week	Premium 1-Month
June-11	M&F Worldwide Corp [1]	2,523.0	57.3	MacAndrews & Forbes Holdings, Inc.	41.4%	26.5%	5.9%
May-11	Japan Tecseed Co. Ltd.	16.1	49.0	Temp Holdings Co., Ltd.	20.0%	21.1%	27.2%
February-11	Secom Techno Service Company Ltd	178.8	32.2	Secom Co. Ltd.	24.1%	28.2%	22.8%
January-11	Gomez Consulting Co., Ltd.	4.6	32.2	Morningstar Japan KK	7.6%	19.3%	(0.9%)
January-11	Time Watch Investments Limited	33.8	42.8	Private Shareholders	14.9%	22.7%	42.1%
June-10	Gerdau Ameristeel Corp.	1,607.0	33.7	Gerdau Steel North America Inc.	53.4%	57.1%	46.7%
March-10	Bancinsurance Corp.	13.3	25.8	Falcon Equity Partners	70.0%	78.9%	54.5%
March-10	CNX Gas Corporation	964.6	16.7	CONSOL Energy Inc.	24.2%	45.8%	37.8%
January-10	Hutchison Telecommunications International Ltd.	542.4	39.7	Hutchison Whampoa Ltd.	33.3%	36.6%	39.2%
December-09	Sauer-Danfoss Inc.	164.6	24.3	Danfoss A/S	53.4%	52.4%	54.0%
November-09	Sparncom A/S	15.0	20.6	Consolis Service Co SA NV	12.3%	12.3%	11.3%
October-09	Corel Corporation	32.9	31.7	Vector Capital	25.3%	28.7%	33.2%
September-09	OSG America L.P.	70.4	22.9	Overseas Shipholding Group Inc.	44.4%	56.5%	53.7%
September-09	Odyssey Re Holdings Corp	1,041.0	27.4	Fairfax Financial Holdings Limited	29.4%	29.7%	39.6%
April-09	Cox Radio, Inc.	82.4	21.6	Cox Media Group, Inc.	45.4%	47.7%	(6.3%)
Median					27.3%	33.2%	38.5%
Mean					32.7%	38.4%	32.5%

1. Not included in mean and median calculations

Present Value of NOLs

Enterprise Value[1]	$176.1
Less Debt	$61.6
Assumed Equity Value	$114.4
LT Tax-Exempt Rate	4.3%
Annual Usage	$4.9

Valuation of NOLs - 382 Limitation	Dec-11	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	Dec-17	Dec-18	Dec-19	Dec-20	Dec-31
Beginning Balance	$137.6	$137.6	$132.6	$127.7	$122.8	$117.9	$113.0	$108.0	$103.1	$98.2	$44.1
Less: Annual Usage		$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9
Ending Balance		$132.6	$127.7	$122.8	$117.9	$113.0	$108.0	$103.1	$98.2	$93.3	$39.2
Aggregate Usage		$4.9	$9.8	$14.8	$19.7	$24.6	$29.5	$34.4	$39.4	$44.3	$98.4
Annual Usage		$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9	$4.9
NOL Value per Annum		$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7
NOL Value		$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7	$1.7
Discount Period		0.50	1.50	2.50	3.50	4.50	5.50	6.50	7.50	8.50	19.50
Discount Factor @ 18.1%		0.92	0.78	0.66	0.56	0.47	0.40	0.34	0.29	0.24	0.04
Present Value		$1.6	$1.3	$1.1	$1.0	$0.8	$0.7	$0.6	$0.5	$0.4	$0.1

Present Value of Benefit to Acquiror **$9.9** 18.1% Discount Rate 35% Tax Rate

1. Illustrative Enterprise Value for purposes of calculation

Other Obligations

Pension Obligation

($ in millions)	Fiscal Year Ending January 31, 2010	2011
Pension Plan Assets	$51.2	$56.4
Pension Obligation	$81.5	$88.7
Over (Under) Funded	($30.4)	($32.3)
Discount Rate	5.75%	5.40%
Expected Long-Term Rate of Return on Plan Assets	5.75%	5.40%

35% Tax Rate

Warranty and Environmental Reserves

($ in millions)	Fiscal Year Ending January 31, 2011
Warranty Reserve	$7.6
Environmental Reserves	$2.4

Appendices

Appendices

Weighted Average Cost of Capital (WACC) Support

Selected Companies Used for WACC Analysis

(dollars in millions)

Guideline Company	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
EnerSys	$251.2	$0.0	$1,566.4	$1,817.5	16.0%	13.8%	0.0%	86.2%
Exide Technologies	972.4	0.0	565.1	1,537.5	172.1%	63.2%	0.0%	36.8%
Greatbatch, Inc.	223.1	0.0	622.6	845.7	35.8%	26.4%	0.0%	73.6%
GS Yuasa Corporation	592.4	0.0	2,624.5	3,216.9	22.6%	18.4%	0.0%	81.6%
Maxwell Technologies Inc.	5.8	0.0	396.1	401.9	1.5%	1.4%	0.0%	98.6%
Pulse Electronics Corporation	82.2	0.0	176.2	258.3	46.6%	31.8%	0.0%	68.2%
Energy Conversion Devices, Inc.	248.1	0.0	62.8	310.9	394.9%	79.8%	0.0%	20.2%
SL Industries Inc.	10.3	0.0	101.0	111.3	10.1%	9.2%	0.0%	90.8%
Ultralife Corp.	10.6	0.0	86.7	97.3	12.2%	10.9%	0.0%	89.1%
Median	$223.1	$0.0	$396.1	$401.9	22.6%	18.4%	0.0%	81.6%
Mean	$266.2	$0.0	$689.1	$535.5	79.1%	28.3%	0.0%	71.7%

Guideline Company	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
EnerSys	1.60	1.46	5.25%	1.82%	14.1%	6.0%	0.0%	12.7%
Exide Technologies	2.50	1.23	5.25%	2.65%	19.7%	7.5%	0.0%	10.1%
Greatbatch, Inc.	0.69	0.57	5.25%	2.65%	10.1%	3.0%	0.0%	7.9%
GS Yuasa Corporation	1.55	1.36	5.25%	1.20%	13.2%	0.9%	0.0%	10.9%
Maxwell Technologies Inc.	1.43	1.42	5.25%	2.94%	14.3%	1.4%	0.0%	14.1%
Pulse Electronics Corporation	2.26	1.76	5.25%	6.36%	22.1%	3.0%	0.0%	15.6%
Energy Conversion Devices, Inc.	2.50	0.74	5.25%	6.36%	23.4%	2.8%	0.0%	6.1%
SL Industries Inc.	NMF	NMF	5.25%	6.36%	NMF	0.4%	0.0%	NMF
Ultralife Corp.	1.15	1.07	5.25%	6.36%	16.3%	0.4%	0.0%	14.5%
Median	1.57	1.30			15.3%	3.0%	0.0%	11.8%
Mean	1.71	1.20			16.7%	3.9%	0.0%	11.5%

1. Debt amount based on most recent public filings as of 6/13/2011; Exide Technologies debt outstanding includes underfunded pension obligation of $214.2 million
2. Preferred stock amount as stated in most recent SEC filing as of 6/13/2011.
3. Equity market value based on closing price on 6/13/2011 and on reported fully-diluted shares as of 6/13/2011.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
5. Based on adjusted beta per Bloomberg 5-year monthly raw as of 6/13/2011.
6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)).
7. Houlihan Lokey estimate, based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
8. Morningstar, *2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook*, pages 88, 90 and 196.
9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of 6/13/2011, based on 20-year U.S. Treasury Bond Yield.
10. Based on selected company weighted average interest rate per current yield of public debt; Maxwell Technologies, SL Industries and Ultralife excluded from mean and median calculations
11. Based on selected company weighted average preferred dividend per most recent SEC filings.
12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization).

Weighted Average Cost of Capital Conclusion

Market Assumptions	
Risk Free Rate of Return[1]	3.89%
Equity Risk Premium[2]	5.25%
Size Premium[3]	6.36%
Nonsystematic Risk Premium[4]	0.00%
Tax Rate[5]	40.00%

Capital Structure Assumptions	
Debt to Equity Market Value[6]	26.3%
Debt to Total Capitalization[6]	20.8%
Preferred Stock to Total Capitalization[6]	0.0%
Equity Market Value to Total Capitalization[6]	79.2%
Cost of Debt[6]	5.0%
Cost of Preferred Stock[6]	0.0%

Cost of Equity for Computed WACC	
Selected Unlevered Beta[7]	1.30
Computed Levered Beta[8]	1.50
Cost of Equity[9]	18.1%

Cost of Equity based on Observed Beta	
Observed Levered Beta[10]	1.57
Unlevered Beta[11]	1.24
Levered Beta[12]	1.44
Cost of Equity[13]	17.8%

Computed Weighted Average Cost of Capital[14]	15.0%		
Weighted Average Cost of Capital based on Observed Beta[15]	14.7%		
Selected Weighted Average Cost of Capital Range	14.5%	--	15.5%
Selected Weighted Average Cost of Capital	15.0%		

1. Risk Free Rate of Return as of 6/13/2011, based on 20-year U.S. Treasury Bond Yield.
2. Houlihan Lokey estimate, based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
3. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196. Size premium is based on decile 10, representing the risk premium of companies with market capitalizations between $0 million and $236 million.
4. Nonsystematic Risk Premium is used to adjust for issues such as key man risk, supplier or key customer risk, etc.
5. Statutory tax rate.
6. Based on review of corresponding metrics of selected companies; cost of debt based on the weighted current yield of Company's Debt as of 6/13/2011; cost of preferred stock based on weighted current dividend of Company's Preferred Stock as of 6/13/2011
7. Based on review of selected companies' unlevered betas listed on previous page.
8. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions.
9. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium + Company Specific Risk Premium. Based on Market Assumptions.
10. Observed Levered beta based on actual levered beta, per Bloomberg 5-year monthly raw as of 6/13/2011.
11. Unlevered Beta = Observed Levered Beta / (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value)). Unlevered beta based on Debt outstanding as of 6/13/2011 Preferred Stock outstanding as of 6/13/2011; and Equity Market Value as of 6/13/2011, based on reported fully-diluted shares as of 6/13/2011.
12. Levered Beta = Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 - Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions.
13. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.
14. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on "Cost of Equity for Computed WACC" and Market and Capital Structure Assumptions.
15. Based on "Cost of Equity based on Observed Beta" and Market and Capital Structure Assumptions.

Sources: Bloomberg, Latest SEC filings.

Appendices

Benchmarking Analysis

Selected Companies Used for Benchmarking

Size (LTM Revenue, millions)	
GS Yuasa Corporation	$3,288.7
Exide Technologies	$2,887.5
EnerSys	$1,964.5
Greatbatch, Inc.	$550.2
Pulse Electronics Corporation	$427.7
Project Angel	**$358.4**
Energy Conversion Devices, Inc	$245.6
SL Industries Inc.	$200.2
Ultralife Corp.	$170.8
Maxwell Technologies Inc.	$130.5

Size[1] (Enterprise Value, millions)	
GS Yuasa Corporation	$3,095.1
EnerSys	$1,713.3
Exide Technologies	$1,377.2
Greatbatch, Inc.	$794.1
Maxwell Technologies Inc.	$368.8
Pulse Electronics Corporation	$237.5
Project Angel	**$177.8**
Energy Conversion Devices, Inc	$148.9
SL Industries Inc.	$111.3
Ultralife Corp.	$99.2

Historical Growth (2-Fiscal Year Revenue)	
Maxwell Technologies Inc.	23.1%
GS Yuasa Corporation	7.1%
SL Industries Inc.	1.0%
EnerSys	(0.2%)
Energy Conversion Devices, Inc	(0.3%)
Greatbatch, Inc.	(1.2%)
Project Angel	**(1.5%)**
Exide Technologies	(6.8%)
Ultralife Corp.	(16.3%)
Pulse Electronics Corporation	(16.9%)

Historical Growth (1-Fiscal Year Revenue)	
SL Industries Inc.	28.6%
EnerSys	24.4%
GS Yuasa Corporation	24.3%
Maxwell Technologies Inc.	20.3%
Pulse Electronics Corporation	8.4%
Exide Technologies	7.5%
Project Angel	**5.7%**
Ultralife Corp.	3.8%
Greatbatch, Inc.	2.2%
Energy Conversion Devices, Inc	(19.6%)

Historical Growth (2-Fiscal Year EBITDA)	
Project Angel	**24.0%**
SL Industries Inc.	22.9%
GS Yuasa Corporation	16.9%
EnerSys	7.3%
Greatbatch, Inc.	0.1%
Exide Technologies	(8.2%)
Pulse Electronics Corporation	(19.1%)
Ultralife Corp.	(26.0%)
Maxwell Technologies Inc.	NMF
Energy Conversion Devices, Inc	NMF

Historical Growth (1-Fiscal Year EBITDA)	
SL Industries Inc.	77.4%
GS Yuasa Corporation	72.4%
EnerSys	36.5%
Pulse Electronics Corporation	16.4%
Greatbatch, Inc.	0.6%
Exide Technologies	(1.4%)
Maxwell Technologies Inc.	NMF
Energy Conversion Devices, Inc	NMF
Ultralife Corp.	NMF
Project Angel	**NMF**

Projected Growth (5-Fiscal Year EPS)	
Maxwell Technologies Inc.	27.0%
EnerSys	13.0%
Greatbatch, Inc.	13.0%
Exide Technologies	NA
GS Yuasa Corporation	NA
Pulse Electronics Corporation	NA
Energy Conversion Devices, Inc	NA
SL Industries Inc.	NA
Ultralife Corp.	NA
Project Angel	**NA**

Profitability (EBIT to Revenue)	
Greatbatch, Inc.	13.1%
EnerSys	9.7%
SL Industries Inc.	8.0%
GS Yuasa Corporation	6.5%
Exide Technologies	6.2%
Pulse Electronics Corporation	4.0%
Project Angel	**2.0%**
Ultralife Corp.	0.7%
Maxwell Technologies Inc.	(3.8%)
Energy Conversion Devices, Inc	(17.2%)

Profitability (LTM EBITDA to LTM Revenue)	
Greatbatch, Inc.	21.7%
EnerSys	12.0%
GS Yuasa Corporation	10.4%
SL Industries Inc.	9.6%
Exide Technologies	9.2%
Pulse Electronics Corporation	7.4%
Project Angel	**4.9%**
Ultralife Corp.	3.6%
Maxwell Technologies Inc.	1.3%
Energy Conversion Devices, Inc	(8.5%)

Relative Depreciation (LTM Depreciation to LTM EBITDA)	
Maxwell Technologies Inc.	386.8%
Ultralife Corp.	79.6%
Project Angel	**58.6%**
Pulse Electronics Corporation	46.4%
Greatbatch, Inc.	38.8%
GS Yuasa Corporation	37.7%
Exide Technologies	31.8%
EnerSys	18.9%
SL Industries Inc.	13.8%
Energy Conversion Devices, Inc	NMF

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
Energy Conversion Devices, Inc	14.2%
GS Yuasa Corporation	8.9%
Maxwell Technologies Inc.	8.0%
Greatbatch, Inc.	3.5%
Exide Technologies	3.1%
EnerSys	3.1%
Pulse Electronics Corporation	2.5%
SL Industries Inc.	1.3%
Ultralife Corp.	1.2%
Project Angel	**NA**

Liquidity (Current Ratio)	
Energy Conversion Devices, Inc	4.3
Greatbatch, Inc.	3.4
Maxwell Technologies Inc.	2.3
EnerSys	2.2
Ultralife Corp.	1.9
GS Yuasa Corporation	1.8
Exide Technologies	1.8
SL Industries Inc.	1.6
Pulse Electronics Corporation	1.5
Project Angel	**NA**

Leverage[1] (Debt to EV)	
Energy Conversion Devices, Inc	166.7%
Exide Technologies	70.6%
Project Angel	**69.1%**
Pulse Electronics Corporation	34.6%
Greatbatch, Inc.	28.1%
GS Yuasa Corporation	19.1%
EnerSys	14.7%
Ultralife Corp.	11.9%
SL Industries Inc.	9.2%
Maxwell Technologies Inc.	1.6%

1. Based on closing prices as of 6/13/11.
NMF refers to not meaningful figure.
NA refers to not available.
Note: No company used for comparative purposes is identical to the Company.
Sources: SEC filings, Bloomberg and equity research reports.

Board of Directors & Management

Board of Directors

Name	Title / Positions	Tenure	Ownership
David L. Treadwell	Chairman of the Board	2010	-
Todd W. Arden	Compensation, Nominating/ Corporate Governance	2010	-
Kevin P. Dowd	Audit, Nominating/ Corporate Governance	1997	0.1%
James J. Gaffney	Chairman of Compensation Committee	2010	-
Michael Gallagher	Chairman of Nominating/Corporate Governance Committee, Audit	2010	-
Jeffrey A. Graves	President & CEO	2005	0.2%
Andrew P. Hines	Chairman of Audit Committee	2010	-

Key Members of Management

Name	Title	Tenure	Ownership
Jeffrey A. Graves	President & CEO	2005	0.2%
Ian J. Harvie	Senior Vice President & CFO	2005	0.1%
Aria A. Klees	Deputy General Counsel and Secretary	2010	-
Margaret Sofio	Vice President, Human Resources	2009	-
John H. Brawner	Director, Shared Services and Treasurer	2007	-